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                                                                       Exhibit 5

                         [LATHAM & WATKINS LETTERHEAD]



                                  June 26, 1995








SEQUUS Pharmaceuticals, Inc.
960 Hamilton Court
Menlo Park, California  94025

            Re:   SEQUUS Pharmaceuticals, Inc. -  Common Stock $.0001 Par Value
                  -------------------------------------------------------------

Ladies and Gentlemen:

               At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") which SEQUUS Pharmaceuticals, Inc. (formerly, Liposome Technology, Inc.), a Delaware corporation (the "Company"), intends to file with the Securities and Exchange Commission on June 26, 1995 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,650,000 shares of Common Stock, par value of $.0001 per share (the "Shares") to be sold by the Company under the 1987 Employee Stock Option Plan, 1987 Consultant Stock Option Plan and 1990 Director Stock Option Plan (collectively, the "Plans"). We are familiar with the proceedings undertaken and to be taken in connection with the authorization, issuance and sale of the Shares. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

               Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plans and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

               We consent to your filing this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,




                                        /s/ LATHAM & WATKINS